EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the "Agreement") is made and is effective as of May 8th 2006, (the “Effective Date”) by and between The University of Wyoming, having its licensing office at Department 3672 1000 E. University Ave., Department 3672, Laramie, WY 82071 (hereinafter referred to as "University"), and Kraig Biocraft Laboratories, Inc. a Wyoming corporation having a principal place of business at 1400 Dennison Road, East Lansing, Michigan 48823 (hereinafter referred to as "Licensee").

RECITALS

WHEREAS, Certain inventions disclosed under University Case No. 02-004, generally characterized as, synthetic spider silk proteins, and genetic sequences coding for such proteins, hereinafter collectively referred to as "Invention 1," were made in the course of research at University, by Dr. Randy Lewis and Dr. Don Roth (hereinafter, "Inventors"); and

WHEREAS, Certain inventions disclosed under University Case Nos. 98-001, 89-001, 94-001, 02-001, generally characterized as, natural spider silk proteins, and genetic sequences coding for such proteins, hereinafter collectively referred to as "Invention 2," were made in the course of research at University, by Dr. Randy Lewis and others (hereinafter, "Inventors").  Invention 1 and Invention 2 are collectively referred to herein as “The Inventions”, and are further described in section 1.7 below; and

WHEREAS, Licensee is a "small business firm" as defined in 15 U.S.C. 632; and

WHEREAS, Licensee wishes to obtain certain exclusive rights from University for the commercial development, manufacture, use, and sale of the Inventions, and University is willing to grant such rights on the terms and conditions set forth in this Agreement; and

WHEREAS, University is desirous that the Invention be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

NOW THEREFORE, the parties agree as follows:

1.  DEFINITIONS

1.1  "Affiliate" means any corporation or business entity that directly or indirectly controls, is controlled by, or is under common control with Licensee to the extent of at least 50 percent of the outstanding stock or other voting rights entitled to elect directors.

1.2           "Data" means all information owned or controlled by University and acquired by Licensee, its Affiliates or its sublicenses directly or indirectly from or through University, its units, its employees, the Inventors, or its consultants relating to the Invention, Licensed Products, or this Agreement, including but not limited to, all patent prosecution documents and all information received from Inventors.

1.3  "Licensed Field" means the using and selling of Licensed Products made only by the Licensed Method in all fields and markets.  “Licensed Field” expressly excludes the using and selling of Licensed Products made by any other method except the Licensed Method.  “Licensed Field” also expressly excludes the using and selling of Licensed Products described in Invention 2 in the fields and markets of medical disposables, medical equipment, cosmetics and sports equipment.

1.4  "Licensed Method" means the making of Licensed Products by silkworms only.

1.5  "Licensed Product(s)" means any material or product or kit, or any service, process, or procedure that (i) either is covered by University Patent Rights or whose discovery, development, registration, manufacture, use, or sale would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any claim within University Patent Rights or (ii) is discovered, developed, made, sold, registered, or practiced using Licensed Method or which may be used to practice the Licensed Method, in whole or in part

1.6 "University Patent Rights" means U.S. Patent Application Numbers 10/479,638 and 10/488,056 and U.S. Patent(s) issuing thereon, and Patent Numbers 5,728810, 5,733,771, 5,756,677, 5,989,894, 5,994,099 and patent application(s) corresponding to all of the foregoing, owned by University, including any reissues, extensions (including governmental equivalents thereto), substitutions, continuations, (but limited to continuations-in-part which do no contain new subject matter not entitled to the priority date of the parent application) and divisions thereof.

1.7  "Territory" means the United States of America.

2.  GRANT

2.1  Subject to the limitations set forth in this Agreement, University hereby grants to Licensee a license under University Patent Rights in the Licensed Field and in the Territory.  This license shall be co-exclusive with one other licensee for University Patent Rights under Invention 2 and exclusive for University Patent Rights under Invention 1.

2.2  If the Invention was funded by the U.S. Government, the license granted hereunder shall be subject to the overriding obligations to the U.S. Government set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations and to the royalty free non-exclusive licenses thereunder to which the U.S. Government is entitled.

2.3  University expressly reserves the right to have the Invention and associated intellectual property rights licensed hereunder used for educational, research and other non-business purposes and to publish the results thereof.

3.  SUBLICENSES

3.1  University grants to Licensee the right to grant sublicenses to third parties under any or all of the licenses granted in Article 2, provided Licensee has current exclusive rights thereto under this Agreement at the time it exercises a right of sublicense.  To the extent applicable, such sublicense shall include all of the rights of and obligations due to University (and to the United States Government) that are contained in this Agreement.

3.2  Within thirty (30) days after execution thereof, Licensee shall provide University with a copy of each sublicense issued hereunder, and shall thereafter collect and guarantee payment of all royalties and other obligations due University relating to the  sublicensees and summarize and deliver all reports due University  relating to the sublicensees.

3.3  Upon termination of this Agreement for any reason, University, shall determine whether any or all sublicenses shall be canceled or assigned to University.  The university will notify any such sublicense of its intention to terminate such sublicense and shall provide the sublicense 30 days in which to cure any breach or defect.

4.  LICENSE ISSUE FEE, LICENSE MAINTENANCE FEES AND MILESTONE PAYMENTS

4.1  Licensee agrees to pay to University a License Issue Fee of Ten Thousand Dollars ($10,000) within thirty (30) days after the execution of this Agreement.  This fee is non-refundable and is not an advance against royalties.

4.2  Licensee agrees to pay to University a License Maintenance Fee of Ten Thousand Dollars ($10,000) beginning on the first year anniversary of this Agreement, and continuing annually on the anniversary of each subsequent year.  The License Maintenance Fee is non-refundable and is not an advance against royalties.

4.3  Licensee agrees to pay to University a Laboratory Research Fee of Thirteen Thousand Seven Hundred Dollars ($13,700) beginning on eight (8) months from the Effective Date of this Agreement, and continuing annually on the anniversary of the Effective Date for each subsequent year.  The Laboratory Research Fee is non-refundable.

4.4           Licensee shall pay to University full patent costs for Invention 1.  Such costs relating to Invention 1 shall not exceed five thousand dollars per year ($5000).  Licensee shall pay to University one quarter of the patent costs for Invention 2.  Such costs relating to Invention 2 shall not exceed five thousand dollars per year ($5,000).

5.  EQUITY

5.1   Licensee agrees that pursuant this licensing agreement, Licensee will transfer to the University of Wyoming Foundation, within sixty days (60 days) from the effective date of this agreement, One million fifty thousand shares (1,050,000 shares)of common stock in Licensee, which is equal to not less than three percent (3%) of Licensee’s outstanding issued stock.  Licensee represents and warrants that when the stock is delivered to University (i) it shall constitute no less than three percent (3%) of the total issued shares of all classes of stock of Licensee, fully diluted, (ii) that it shall be free from any claims, security interests or liens and (iii) that Licensee shall have the full right and authority to deliver the stock to University.  University shall have no less rights in and with respect to such stock than the founders of Licensee have or obtain with respect to their stock, including, but without limitation, any anti-dilution, events of disposition, registration, notice, or indemnification rights.

5.2 Licensee will further transfer to the University of Wyoming Foundation, within sixty days (60 days) from the effective date of this agreement, Seven Hundred Thousand shares (700,000 shares)of common stock in Licensee, which is equal to not less than two percent (2%) of Licensee’s outstanding issued stock, subject to Licensee’s right to repurchase or call such stock at any time within five years from the effective date of this agreement at an exercise price of One Hundred and Fifty Thousand Dollars ($150,000).  Licensee represents and warrants that when the stock is delivered to University (i) it shall constitute no less than two percent (2%) of the total issued shares of all classes of stock of Licensee, fully diluted, (ii) that it shall be free from any claims, security interests or liens except as stated directly above and (iii) that Licensee shall have the full right and authority to deliver the stock to University.  University shall have no less rights in and with respect to such stock than the founders of Licensee have or obtain with respect to their stock, including, but without limitation, any anti-dilution, events of disposition, registration, notice, or indemnification rights.

5.3  With the stock, Licensee shall deliver to University its bylaws and shareholder rights documents.

6.  DILIGENCE

6.1  Licensee, upon execution of this Agreement, shall use its best efforts to develop, test, obtain any required governmental  approvals, manufacture, market and sell Licensed Products in all countries of the Territory and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

6.2  Licensee shall be entitled to exercise prudent and reasonable business judgment in meeting its diligence obligations in this Article 6.

6.3  Licensee shall perform the following:

•	commence commercial marketing and sales of a Licensed Product in the Territory within eighteen (18) months of receiving approval of such Licensed Product in such country; or
•	reasonably fill the market demand for Licensed Products in the Territory following commencement of marketing in such country at all times during the exclusive period of this Agreement; or

If Licensee fails to perform any of the preceding items described in this section 6.3 in a timely manner, then University shall have the right and option upon 90 day prior written notice, either to terminate this Agreement with respect to any or all countries where Licensee has failed to perform or to which the failure relates.  Should the Licensee fail to fulfill the diligence requirements within said 90 day period, the notice shall be effective at the end of said period.  This right, if exercised by University, supersedes the rights granted in Article 2 (GRANT).

7.  PROGRESS AND ROYALTY REPORTS

7.1  Beginning October 1, 2007, and annually thereafter, Licensee shall submit to University a progress report covering Licensee's activities related to the development and testing of all Licensed Products and commercial activities like sales and marketing.  These progress reports shall be made for each Licensed Product in each country of the Territory.

7.2  The progress reports submitted under section 7.1 shall include sufficient information to enable University to determine Licensee's progress in fulfilling its obligations under Article 6, including, but not limited to, the following topics:

-	summary of work completed
-	key scientific discoveries
-	summary of work in progress, including product development and testing and progress in obtaining government approvals
-	current schedule of anticipated events or milestones
-	market plans for introduction of Licensed Products
-	summary of resources (dollar value) spent in the reporting period for research, development, and marketing of Licensed Products
-	activities in obtaining sublicenses and activities of sublicenses
-	certified financial statements as of the end of the previous calendar quarter if available

7.3  Licensee shall have a continuing responsibility to keep University informed of the large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicenses.

7.4  Licensee shall report to University in its immediately subsequent progress the date of first commercial sale of each Licensed Product in each country.

7.6  If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be made by Licensee.

8.  BOOKS AND RECORDS

8.1  Licensee shall keep  and cause its Affiliates  and sublicenses to keep books and records in accordance with generally acceptable accounting principles accurately showing all transactions and information relating to this Agreement.  Such books and records shall be preserved for at least five (5) years from the date of the entry to which they pertain and shall be open to inspection by representatives or agents of University at reasonable times upon reasonable notice.

8.2  The fees and expenses of University’s representatives performing such an examination shall be borne by University.  However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered,  or if as a result of the examination it is determined that Licensee is in material breach of its other obligations under this Agreement, then the fees and expenses of these representatives shall be borne by Licensee.

9.  TERM OF THE AGREEMENT

9.1  Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the effective  date recited on page one and shall remain in effect in each country of the Territory until the longer of (i) expiration of the last-to-expire patent licensed under this Agreement in such country or (ii) ten years from the date of first commercial sale of a Licensed Product in such country.

9.2  Any expiration or termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

Article 8	Books and Records
Article 12	Disposition of Licensed Products on Hand Upon Termination
Article 13	Use of Names, Trademarks and Confidential Data
Article 18	Indemnification
Article 23	Failure to Perform

10.  TERMINATION BY UNIVERSITY

10.1  If Licensee should breach or fail to perform any provision of this Agreement, then University may give written notice of such default (Notice of Default) to Licensee.  If Licensee should fail to cure such default within ninety (90) days of the effective date of such notice, University shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to Licensee.  If a Notice of Termination is sent to Licensee, this Agreement shall automatically terminate on the effective date of such notice.  Termination shall not relieve Licensee of its obligation to pay all amounts due to University as of the effective date of termination and shall not impair any accrued right of University.

11.  TERMINATION BY LICENSEE

11.1  Licensee shall have the right at any time to terminate this Agreement in whole or as to any portion of University Patent Rights by giving ninety (90) days notice thereof in writing to University.

11.2  Any termination pursuant to the above paragraph shall not relieve Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Licensee or any payments made to University hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of University arising under this Agreement prior to such termination.

12.  DISPOSITION OF LICENSED PRODUCTS AND INFORMATION ON HAND UPON TERMINATION

12.1  Upon termination of this Agreement by either party (i) Licensee shall have the privilege of disposing of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days after the effective date of termination, provided, however, that the disposition of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon; (ii) Licensee shall promptly return, and shall cause its sublicenses to return, to University all property belonging to University, if any, that has been provided to Licensee or its Affiliates or sublicenses hereunder, and all copies and facsimiles thereof and derivatives therefrom (except that Licensee may retain one copy of written material for record purposes only, provided such material is not used by Licensee for any other purpose and is not disclosed to others.

13.  USE OF NAMES, TRADEMARKS, AND CONFIDENTIAL INFORMATION

13.1  Nothing contained in this Agreement shall be construed as granting any right to Licensee or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of University or any of its units (including contraction, abbreviation or simulation of any of the foregoing).  Unless required by law, the use by Licensee of the name, "The University of Wyoming" or any campus or unit of University is expressly prohibited, and Licensee shall not use such names in any manner without University’s prior written consent.

14.  LIMITED WARRANTY

14.1  University warrants to Licensee that it has the lawful right to grant this license.

14.2  This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.  UNIVERSITY MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

14.3  IN NO EVENT WILL UNIVERSITY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR MANUFACTURE, SALE, OR USE OF THE INVENTION OR LICENSED PRODUCTS OR LICENSED METHODS.

14.4  Nothing in this Agreement shall be construed as:
(14.4a)	a warranty or representation by University as to the validity or scope of any University Patent Rights; or
(14.4b)
a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or other intellectual property or biological materials of third parties; or

(14.4c)	an obligation to bring or prosecute actions or suits against third parties except as provided in Article 17; or
(14.4d)
conferring by implication, estoppel or otherwise any license or rights under any patents or other intellectual property of University other than University Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to University Patent Rights; or

(14.4e)	an obligation to furnish any know-how not provided in University Patent Rights.

15.  PATENT PROSECUTION AND MAINTENANCE

15.1  University shall diligently prosecute and maintain the United States patents comprising University Patent Rights using counsel of its choice.  University counsel shall take instructions only from University.  University shall provide Licensee with copies of all relevant documentation so that Licensee may be informed and apprised of the continuing prosecution.  Licensee agrees to keep this documentation confidential.

15.2  University shall give due consideration to amending any patent application to include claims reasonably requested by Licensee to protect the Licensed Products contemplated to be sold under this Agreement.

15.4  All present and future costs of preparing, filing, prosecuting, defending, and maintaining all patent applications and/or patents, including interferences and oppositions, and all corresponding foreign patent applications and patents covered by University Patent Rights shall be borne by Licensee as described and limited in paragraph 4.4..  Costs shall be payable by Licensee within thirty (30) days of the billing date.  Failure to pay these bills in a timely manner is grounds for terminating this Agreement in accordance with the procedures described in Article 10 above.

15.5  Licensee's obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement remains in effect, provided, however, that Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months' written notice to University.  University shall use reasonable efforts to curtail patent costs when such a notice is received from Licensee.  Licensee shall promptly pay patent costs which cannot be so curtailed.  Commencing on the effective date of such notice, University may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, and Licensee shall have no further right or licenses thereunder.

15.6  University shall have the right to file patent applications at its own expense in any country or countries in which Licensee has not elected to secure patent rights or in which Licensee's patent rights hereunder have terminated, and such applications and resultant patents shall not be subject to this Agreement and may be freely licensed by University to others.

16.  PATENT MARKING

16.1  Licensee shall mark all Licensed Products made, used,  sold or otherwise disposed of under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

17.  PATENT INFRINGEMENT

17.1  In the event that Licensee shall learn of the substantial infringement of any patent licensed under this Agreement, Licensee shall call University’s attention thereto in writing and shall provide University with reasonable evidence of such infringement.  Both parties to this Agreement agree that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of University Patent Rights without first obtaining consent of the other Party, which consent shall not be unreasonably denied.  Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

17.2  Licensee may request that University take legal action against the infringement of University Patent Rights.  Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to Licensee.  If the infringing activity has not been abated within ninety (90) days following the effective date of such request, University shall have the right to

(17.2a)  commence suit on its own account.  In the event University elects to bring suit in accordance with this paragraph, Licensee may thereafter join such suit at its own expense; or

(17.2b)  refuse to participate in such suit and University shall give notice of its election in writing to Licensee by the end of the one-hundredth (100th) day after receiving notice of such request from Licensee.  Licensee may thereafter bring suit for patent infringement if and only if University elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement.  However, in the event Licensee elects to bring suit in accordance with this paragraph, University may thereafter join such suit at its own expense.

17.3  Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that recoveries from legal actions brought jointly by University and Licensee shall be shared equally by them, after paying the reasonable legal expenses of both parties.

17.4  Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought.  Such litigation shall be controlled by the party bringing the suit.  Each party may be represented by counsel of its choice.

18.  INDEMNIFICATION AND INSURANCE

18.1  Licensee shall indemnify, hold harmless and defend University, its trustees, officers, employees, students, agents, the State of Wyoming and the Inventors against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys' fees) resulting from or arising out of the exercise of this license or any sublicense.  This indemnification shall include, but is not limited to, any and all claims alleging products liability.

18.2           University shall promptly notify Licensee in writing of any claim or suit brought against University in respect of which University intends to invoke the provisions of Article 18.  Licensee shall keep University informed on a current basis of its defense of any claims pursuant to Article 18.  Licensee shall, throughout the term of this Agreement, at its sole cost and expense (through insurance companies or through self-insurance), insure its activities in connection with this Agreement.

19.  NOTICES

19.1  Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party.

In the case of Licensee:                                                       Kraig Biocraft Laboratories, Inc.
Attention Legal Department
1400 Dennison Road
East Lansing, Michigan 48823

With an electronic copy, in PDF or MS Word compatible format to:
Legal@kraigbiocraftlabs.com, and psnor88@aol.com

In the case of University:
University of Wyoming
Research Products Center
1000 E. University Ave.
Department 3672
Laramie, WY 82071
Attention: Director

20.  ASSIGNABILITY

20.1  This Agreement is binding upon and shall inure to the benefit of University, Licensee, and their respective successors and assigns.  Licensee must notify University within thirty (30) days of any assignment of this Agreement.

21.  LATE PAYMENTS

21.1  In the event any amounts due University hereunder, including but not limited to royalty payments, fees and patent cost reimbursements, are not received when due, Licensee shall pay to University interest charges at a rate of nine (9) percent per annum or the highest rate permitted by law, if less than nine percent.  Such interest shall be calculated from the date payment was due until actually received by University.

22.  WAIVER

22.1  It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

23.  FAILURE TO PERFORM

23.1  In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

24.  GOVERNING LAWS

24.1  The University of Wyoming does not waive its sovereign immunity or its governmental immunity by entering into this Agreement and fully retains all immunities and defenses provided by law with regard to any action based on this Agreement.  Any actions or claims against the University of Wyoming under this Agreement must be in accordance with and are controlled by the Wyoming Governmental Claims Act, W.S. 1-39-101 et seq. (1977) as amended.

The parties hereto agree that (i) the laws of Wyoming shall govern this Agreement, (ii) any questions arising hereunder shall be construed according to such laws, and (iii) this Agreement has been negotiated and executed in the State of Wyoming.

25.  PREFERENCE FOR UNITED STATES INDUSTRY

25.1  If the U.S. Government sponsored the Invention in whole or in part, Licensee agrees that any products sold in the United States embodying this Invention or produced through the use thereof will be manufactured substantially in the United States to the greatest extent practical and as required by law.

26.  FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

26.1  If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and the costs in connection therewith.

27.  EXPORT CONTROL LAWS

27.1  Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

28.  MISCELLANEOUS

28.1  The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

28.2  This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on  page one.

28.3  No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

28.4   This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

28.5  In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

IN WITNESS WHEREOF, both University and Licensee have executed this Agreement, in duplicate originals, by their duly authorized representatives on the day and year hereinafter written.

A signature to this agreement transmitted to the other party by facsimile transmission or other electronic means, shall be recognized as a valid acceptance of this agreement

Kraig Biocraft Laboratories, Inc.                                                                                     University of Wyoming

By__________________________                                                                                     By___________________________
 On behalf of Kraig Biocraft
 Laboratories, Inc.                                                                                                                                   (Signature)

Name Kim Thompson                                                                                                                Name________________________

Title C.E.O                                                                                                                                   Title_______________________

Date May _________, 2006                                                                                                     Date________________________